Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-196973, 333-232925, and 333-240195) of Trinseo S.A. of our report dated February 24, 2021, with respect to the Combined Carve-Out Financial Statements of Mallarmé as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Current Report on Form 8-K/A of Trinseo S.A. dated July 13, 2021.

Paris La Défense, July 13, 2021
KPMG Audit		ERNST & YOUNG Audit
Département de KPMG S.A.		/s/ Ernst & Young Audit

/s/ Bertrand Desbarrières	/s/ Eric Dupré
Bertrand Desbarrières	Eric Dupré
Partner	Partner